Filed Pursuant to Rule 424(b)(2)
Registration No. 333-278612

PROSPECTUS

Up to $12,678,712

vTv Therapeutics Inc.

Class A Common Stock

We have entered into a sales agreement, or sales agreement, with Cowen and Company, LLC, or TD Cowen, relating to shares of our Class A common stock, $0.01 par value per share, offered by this prospectus. In accordance with the terms of the sales agreement, from time to time we may offer and sell shares of our Class A common stock having an aggregate gross sales price of up to $12,678,712 through or to TD Cowen, acting as sales agent or principal, pursuant to this prospectus.

Our Class A common stock is traded on The Nasdaq Capital Market under the symbol “VTVT.” On April 9, 2024, the last reported sale price of our Class A common stock as reported on The Nasdaq Capital Market was $25.00 per share.

As of March 21, 2024, the aggregate market value of the outstanding Class A common stock held by non-affiliates, computed by reference to the price at which our Class A common stock was last sold on March 21, 2024 was $38,036,139, based on 2,432,857 shares of our outstanding Class A common stock as of March 21, 2024, of which 1,311,591 shares of Class A common stock were held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus (excluding this offering), we have sold no shares pursuant to General Instruction I.B.6 of Form S-3. After giving effect to these limitations and the current public float of our Class A common stock, we currently may offer and sell shares of our common stock having an aggregate offering price of up to $12,678,712 under the sales agreement. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this prospectus is a part, we will file a prospectus supplement prior to making additional sales.

Sales of our Class A common stock, if any, under this prospectus may be made in sales deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Subject to terms of the sales agreement, TD Cowen is not required to sell any specific number or dollar amounts of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between TD Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

TD Cowen will be entitled to compensation under the terms of the sales agreement at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of our Class A common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of TD Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to TD Cowen against certain civil liabilities, including liabilities under the Securities Act.

Investing in our Class A common stock involves risks that are referenced under the caption “Risk Factors” on page S-5 of this prospectus. We are a “smaller reporting company” and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TD Cowen

The date of this prospectus is April 29, 2024.

S-i

ABOUT THIS PROSPECTUS

This prospectus relates to an offering of our Class A common stock and is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this registration statement, we may offer up to $250,000,000 of our securities. The shares of our Class A common stock that may be sold under this prospectus are included in the $250,000,000 of our securities that may be sold under the registration statement.

Before buying any of the securities that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

We provide information to you about this offering of our Class A common stock in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor TD Cowen have authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus only and that any information we have incorporated by reference is accurate only as of the date given in the document incorporated by reference, regardless of the time of delivery of this prospectus, any related free writing prospectus, or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, references in this prospectus to “vTv,” “the company,” “we,” “us” and “our” refer to vTv Therapeutics Inc.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available free of charge on or through our website at www.vtvtherapeutics.com, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 13, 2024;

•	Our Current Reports on Form 8-K filed with SEC on February 28, 2024, February 28, 2024, March 14, 2024 and March 26, 2024;

•

The description of our Class  A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on July 30, 2015, as updated by “Description of Capital Stock” filed as Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (but excluding any information furnished to, rather than filed with, the Commission,) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.vtvtherapeutics.com) is not incorporated into this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

vTv Therapeutics Inc.

Attn: Chief Financial Officer

3980 Premier Drive, Suite 310

High Point, NC 27265

Telephone: (336) 841-0300

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein and therein, contain statements that are not strictly historical in nature and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are subject to the “safe harbor” created by Section 27A of the Securities Act and Section 21E of the Exchange Act and may include, but are not limited to, statements about:

•	our ability to successfully develop, market, commercialize and achieve market acceptance for any of our product candidates or therapies that we may develop;

•	our estimates for future performance;

•	our estimates regarding anticipated operating losses, future revenues, capital requirements, liquidity, and our needs for additional financing;

•	the progress or success of our research, development and clinical programs, including the application for and receipt of regulatory clearances and approvals;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to continue our partnerships with third-parties that help develop product candidates;

•	competitive companies and products in our industry;

•	scientific studies and the conclusions we draw from them; and

•	our anticipated use of proceeds from this offering, if any.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” the negative of these words and words or similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to risks and uncertainties. The underlying information and expectations are likely to change over time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, in our 2023 Annual Report and in our other filings with the SEC. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities in this offering, you should carefully consider the risk factors discussed or incorporated by reference herein, in addition to the other information set forth in this prospectus and in the documents incorporated by reference.

S-iv

PROSPECTUS SUMMARY

This summary does not contain all the information that you should consider before investing in the securities offered by this prospectus. Before making an investment decision, you should carefully read the entire prospectus, including the “Risk Factors” sections, as well as the financial statements and the other information incorporated by reference herein and the information in any free writing prospectus that we may authorize for use in connection with this offering.

Overview

We are a clinical stage biopharmaceutical company focused on the development of orally administered treatments for metabolic and inflammatory diseases to minimize their long-term complications and improve the lives of patients. On February 27, 2024, we closed a private placement, or the Private Placement, of our Class A common stock and pre-funded warrants, pursuant to which we received aggregate gross proceeds of approximately $51.0 million, before deducting offering expenses payable by us. The securities purchase agreement for the Private Placement, among other things, grants the investors, or the Private Placement Investors, the right to purchase up to an additional $30.0 million of Class A common stock 18 months following the closing of the Private Placement. We anticipate that the financing will enable us to conduct a Phase 3 clinical trial for our lead product candidate, cadisegliatin (TTP399), an orally administered, small molecule, liver-selective glucokinase activator, or GKA, that is a potential adjunctive therapy to insulin for the treatment of type 1 diabetes.

The U.S. Food and Drug Administration, or FDA, granted Breakthrough Therapy designation in 2021 for cadisegliatin as an adjunctive therapy to insulin for the treatment of type 1 diabetes, or T1D. The Breakthrough Therapy designation provides a sponsor with added support and the potential to expedite development and review timelines for a promising new investigational medicine. The Breakthrough Therapy designation for cadisegliatin in T1D was supported by the positive results from the Phase 2 SimpliciT-1 Study, a multi-center, randomized, double-blind, adaptive study assessing the safety and efficacy of cadisegliatin as an adjunct to insulin therapy in adults with T1D. In this trial, treatment with cadisegliatin resulted in a statistically significant improvement in HbA1c relative to placebo and a clinically meaningful decrease (40%) in the frequency of severe and symptomatic hypoglycemia. Cadisegliatin demonstrated a favorable safety profile, in which abnormal levels of serum or urine ketones were detected less frequently in patients taking cadisegliatin than those taking placebo. Moreover, a Phase 1 mechanistic study of cadisegliatin in patients with T1D conducted to determine the impact of cadisegliatin on ketone body formation showed no increased risk of ketoacidosis with cadisegliatin during acute insulin withdrawal in patients with T1D. We have also completed a Phase 1 study in healthy male subjects to investigate the absorption, metabolism, and excretion of [14C]-cadisegliatin following single dose oral administration. Ten participants have been dosed and analysis is ongoing.

In May of 2023, the FDA issued new draft guidance on “Diabetes Mellitus: Efficacy Endpoints for Clinical Trials Investigating Antidiabetic Drugs and Biological Products” which, for the first time, permitted the use of hypoglycemia as an endpoint to support a label claim. Consistent with this guidance and with input from the FDA, we have initiated a Phase 3 double-blind, controlled trial to assess the effect of cadisegliatin on reducing the frequency of Level 2 hypoglycemia (blood glucose levels are less than 54 mg/dL or 3 mmol/L, regardless of symptoms) and Level 3 hypoglycemia (“severe” hypoglycemia e.g., requiring assistance of another person) in 150 patients with T1D. Participants in the trial will be randomized to two doses of cadisegliatin or placebo. Reduction in glycated hemoglobin (HbA1c), a traditional efficacy endpoint in diabetes trials, is a key secondary endpoint to assess the potential of cadisegliatin to reduce hyperglycemia, Following the initial assessment of efficacy after six months of treatment, participants will remain on trial for another six months to assess the durability of potential beneficial effects and safety. The study protocol was submitted to the FDA on February 29, 2024. The trial will be conducted in the U.S. only and is expected to complete enrollment by the fourth quarter in 2024 providing top line 1-year data by the first quarter in 2026.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Corporate Information

Our principal executive office is located at 3980 Premier Drive, Suite 310, High Point, NC 27265, Telephone (336) 841-0300.

The Offering

Issuer	vTv Therapeutics Inc.

Class A common stock offered by us	Shares of our Class A common stock having an aggregate offering price of up to $12,678,712.

Class A common stock to be outstanding following this offering	Up to 2,592,121 shares of Class A common stock, assuming sales of 507,148 shares of Class A common stock in this offering at an offering price of $25.00 per share, which was the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 9, 2024. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time through or to TD Cowen, as sales agent or principal. See “Plan of Distribution” on page S-11 of this prospectus.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates. See “Use of Proceeds” on page S-8 of this prospectus.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus and in the documents incorporated by reference herein.

Nasdaq Capital Market symbol	“VTVT.”

The number of shares of Class A common stock to be outstanding immediately after this offering is based on 2,084,973 shares of our Class A common stock outstanding as of December 31, 2023. Unless otherwise indicated, the number of shares of Class A common stock presented in this prospectus excludes:

•	577,349 shares of Class B common stock issued and outstanding as of December 31, 2023 which are exchangeable on a one-for-one basis for shares of Class A common stock;

•

45,595 shares of Class A common stock issuable upon the exercise of outstanding warrants issued pursuant to certain letter agreements between vTv and MacAndrews & Forbes Group, LLC, dated December 5, 2017 (as amended on October 26, 2018), July 30, 2018 (as amended on October 26, 2018), December 1, 2018, September 26, 2019, and December 23, 2019, with exercise prices between $61.20 and $201.60 per share;

•	30,000 shares of Class A common stock issuable upon the exercise of outstanding warrants held by CinRx Pharma, LLC, with an exercise price of $28.80 per share;

•

950 shares of Class A common stock issuable upon the exercise of outstanding warrants held by Horizon Technology Finance Corporation and Silicon Valley Bank, with an exercise price of $236.80 per share;

•	7,475 shares of Class A common stock reserved for issuance under our 2015 equity incentive plan;

•

404,427 shares of Class A common stock expected to be reserved for issuance under our 2024 Equity Incentive Plan, if such plan is approved by our shareholders at our 2024 Annual Meeting of Shareholders;

•

249,247 shares of Class A common stock issuable upon the exercise of outstanding options issued pursuant to our 2015 equity incentive plan or inducement award agreements with certain current and former employees, with a weighted average exercise price of $77.53 per share; and

•	345,573 shares of Class A common stock issuable upon the exercise of outstanding options granted to certain employees on February 27, 2024, with an exercise price of $11.81 per share.

The number of shares of common stock presented in this prospectus also, unless otherwise indicated, exclude:

•

347,884 shares of Class A common stock issued to certain investors at a price per share of $11.81 in the Private Placement (and after giving effect to exchange agreements entered into with certain of the Private Placement Investors on March 5, 2024, or the Exchange Agreements); and

•

3,970,587 shares of Class A common stock issuable upon the exercise of the Pre-Funded Warrants, with an exercise price of $0.01 per Pre-Funded Warrant Share, sold to certain investors in the Private Placement (and after giving effect to the Exchange Agreements).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our 2023 Annual Report, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference in this prospectus, and all other information contained in this prospectus and incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, before purchasing shares of our Class A common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in our SEC filings occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution in the net tangible book value per share of the Class A common stock you purchase.

The offering price per share in this offering may exceed the net tangible book value per share of our Class A common stock outstanding prior to this offering. Assuming that an aggregate 507,148 shares of our Class A common stock are sold at a price of $25.00 per share pursuant to this prospectus, which was the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 9, 2024, for aggregate gross proceeds of $12.7 million, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $12.20 per share, representing the difference between our as adjusted pro forma net tangible book value per share as of December 31, 2023 after giving effect to this offering and the assumed offering price.

You may experience further dilution if existing stock options or pre-funded warrants are exercised, or if we issue additional equity securities in future financing transactions.

In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have a significant number of stock options and pre-funded warrants outstanding. To the extent that these have been or may be exercised, investors purchasing in this offering may experience further. In addition, the sale of shares in this offering and any future sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Class A common stock. We cannot predict the effect, if any, that market sales of those shares of Class A common stock, or the perception that those shares may be sold, will have on the market price of our Class A common stock.

We plan to sell shares of our Class A common stock in “at the market offerings” and investors who buy shares of our Class A common stock at different times will likely pay different prices.

Investors who purchase shares of our Class A common stock in this offering at different times will likely pay different prices and may experience different outcomes in their investment results. We will have discretion, subject to the effect of market conditions, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of their shares of our Class A common stock. Many factors could have an impact on the market price of our Class A common stock, including the factors described above and those disclosed under “Risk Factors” in our 2023 Annual Report as updated in subsequent reports filed with the SEC.

We do not expect to pay any dividends in the foreseeable future.

In the past, we have not paid dividends on our Class A common stock. We do not currently intend to pay dividends on our Class A common stock and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of certain existing and any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Class A common stock may be your sole source of gain for the foreseeable future.

Our share price may be volatile, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of shares of our Class A common stock could be subject to wide fluctuations in response to many risk factors listed in this section and in the documents incorporated by reference herein, and others beyond our control, including:

•	results and timing of our clinical trials and receipt of data from the trials;

•	the availability of cash or financing to continue our clinical trials and other operations;

•	results of clinical trials of our competitors’ products;

•	failure or discontinuation of any of our research programs;

•	delays in the development or commercialization of our potential products;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

•	competition from existing products or new products that may emerge;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	additions or departures of key management or scientific personnel;

•

disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain, maintain, defend or enforce proprietary rights relating to our products and technologies;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A common stock by us, our insiders or our other stockholders;

•	issues in manufacturing our potential products;

•	market acceptance of our potential products;

•	market conditions for biopharmaceutical stocks in general;

•	general economic and market conditions; and

•	non-compliance with Nasdaq listing requirements.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our Class A common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their Class A common stock at or above the price at which they purchased their shares.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to TD Cowen at any time throughout the term of the sales agreement. The number of shares that are sold through TD Cowen under the sales agreement will fluctuate based on the market price of the shares of common stock during the sales period and limits we set with TD Cowen. Because the price of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued or the gross proceeds that will be raised in connection with the sale of shares of common stock offered under this prospectus.

USE OF PROCEEDS

We may issue and sell shares of our Class A common stock having aggregate gross sales proceeds of up to $12,678,712 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with TD Cowen as a source of financing.

We intend to use the net proceeds from this offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates and our other product candidates.

Specifically, we intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for the direct and indirect costs related to the development of cadisegliatin, working capital and general corporate purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

DILUTION

The net tangible book value of our common stock as of December 31, 2023 was approximately $(18.5) million, or approximately $(6.97) per share of common stock based upon a total of 2,662,322 shares outstanding as of December 31, 2023, reflective of the combined outstanding 2,084,973 shares of Class A common stock and 577,349 shares of Class B common stock. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, exclusive of the redeemable noncontrolling interest, divided by the total number of shares outstanding. The pro forma net tangible book value of our common stock as of December 31, 2023, after giving effect to the Private Placement, was approximately $32.4 million, or approximately $10.78 per share of common stock based upon a total of 3,010,206 shares outstanding as of December 31, 2023, reflective of the combined outstanding 2,432,857 shares of Class A common stock and 577,349 shares of Class B common stock.

After giving effect to the sale by us of our Class A common stock in the aggregate amount of $12.7 million in this offering at an assumed offering price of $25.00 per share, which was the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 9, 2024, and after deducting commissions and estimated offering expenses payable by us, our as adjusted pro forma net tangible book value as of December 31, 2023 would have been approximately $45.0 million, or $12.80 per share of common stock. This amount represents an immediate increase in net tangible book value of $2.02 per share to existing stockholders and an immediate dilution of $12.20 per share to purchasers in this offering. The following table illustrates the dilution:

Public offering price per share		$25.00
Net tangible book value per share as of December 31, 2023	(6.97)
Increase per share attributable to investors in the Private Placement	17.75

Pro forma net tangible book value per share as of December 31, 2023	10.78
Increase per share attributable to new investors	2.02

As adjusted pro forma net tangible book value per share as of December 31, 2023, after giving effect to this offering		$12.80

Dilution per share to new investors purchasing shares in this offering		$12.20

The table above assumes, for illustrative purposes, that an aggregate of 507,148 shares of our Class A common stock are sold at a price of $25.00 per share, the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 9, 2024, for aggregate gross proceeds of $12.7 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $25.00 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $12.7 million during the term of the sales agreement with TD Cowen is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $12.87 per share and would increase the dilution in net tangible book value per share to new investors to $13.13 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $25.00 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $12.7 million during the term of the sales agreement with TD Cowen is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $12.72 per share and would decrease the dilution in net tangible book value per share to new investors to $11.28 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

The number of shares of common stock expected to be outstanding after this offering included in the table above are based on 2,662,322 shares of common stock outstanding, reflective of the combined outstanding shares of Class A common stock and Class B common stock as of December 31, 2023, and excludes:

•

45,595 shares of Class A common stock issuable upon the exercise of outstanding warrants issued pursuant to certain letter agreements between vTv and MacAndrews & Forbes Group, LLC, dated December 5, 2017 (as amended on October 26, 2018), July 30, 2018 (as amended on October 26, 2018), December 1, 2018, September 26, 2019, and December 23, 2019, with exercise prices between $61.20 and $201.60 per share;

•	30,000 shares of Class A common stock issuable upon the exercise of outstanding warrants held by CinRx Pharma, LLC, with an exercise price of $28.80 per share;

•

950 shares of Class A common stock issuable upon the exercise of outstanding warrants held by Horizon Technology Finance Corporation and Silicon Valley Bank, with an exercise price of $236.80 per share;

•	7,475 shares of Class A common stock reserved for issuance under our 2015 equity incentive plan;

•

404,427 shares of Class A common stock expected to be reserved for issuance under our 2024 Equity Incentive Plan, if such plan is approved by our shareholders at our 2024 Annual Meeting of Shareholders;

•

249,247 shares of Class A common stock issuable upon the exercise of outstanding options issued pursuant to our 2015 equity incentive plan or inducement award agreements with certain current and former employees, with a weighted average exercise price of $77.53 per share; and

•	345,573 shares of Class A common stock issuable upon the exercise of outstanding options granted to certain employees on February 27, 2024, with an exercise price of $11.81 per share.

The number of shares of common stock presented in this prospectus also, unless otherwise indicated, exclude:

•	347,884 shares of Class A common stock issued to certain investors at a price per share of $11.81 in the Private Placement (and after giving effect to the Exchange Agreements); and

•

3,970,587 shares of Class A common stock issuable upon the exercise of the Pre-Funded Warrants, with an exercise price of $0.01 per Pre-Funded Warrant Share, sold to certain investors in the Private Placement (and after giving effect to the Exchange Agreements).

To the extent that other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with TD Cowen, under which we may issue and sell from time to time up to $50.0 million of our common stock through or to TD Cowen as our sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act.

As of March 21, 2024, the aggregate market value of the outstanding Class A common stock held by non-affiliates, computed by reference to the price at which our Class A common stock was last sold on March 21, 2024 was $38,036,139, based on 2,432,857 shares of our outstanding Class A common stock as of March 21, 2024, of which 1,311,591 shares of Class A common stock were held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus (excluding this offering), we have sold no shares pursuant to General Instruction I.B.6 of Form S-3. After giving effect to these limitations and the current public float of our Class A common stock, we currently may offer and sell shares of our common stock having an aggregate offering price of up to $12,678,712 under the sales agreement. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this prospectus is a part, we will file a prospectus supplement prior to making additional sales.

TD Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and TD Cowen. We will designate the maximum amount of common stock to be sold through TD Cowen on a daily basis or otherwise determine such maximum amount together with TD Cowen. Subject to the terms and conditions of the sales agreement, TD Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct TD Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. TD Cowen or we may suspend the offering of our common stock being made through TD Cowen under the sales agreement upon proper notice to the other party. TD Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to TD Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. In connection with entering into the sales agreement, we have also agreed to reimburse TD Cowen up to $75,000 of TD Cowen’s actual outside legal expenses incurred by TD Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to TD Cowen under the sales agreement, will be approximately $400,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

TD Cowen will provide written confirmation to us following the close of trading on The Nasdaq Capital Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through TD Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to TD Cowen in connection with the sales of common stock.

Until May 28, 2024, settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. After May 28, 2024, settlement for sales of common stock will occur, unless the parties agree otherwise, on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to TD Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, TD Cowen will not engage in any transactions that stabilize our common stock.

Our common stock is listed on The Nasdaq Capital Market and trades under the symbol “VTVT.” The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC.

TD Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Dechert LLP, New York, New York. Certain legal matters will be passed upon for TD Cowen by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements of vTv Therapeutics Inc. appearing in vTv Therapeutics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Up to $12,678,712

Class A Common Stock

PROSPECTUS

TD Cowen

April 29, 2024